API ELECTRONICS GROUP AND RUBINCON VENTURES ANNOUNCE MERGER AGREEMENT

New York, March 27, 2006 -- API Electronics Group Corp. (OTCBB: AEGCF) and Rubincon Ventures, Inc. (OTCBB: RBCV), today announced that they have signed a Letter of Intent to enter into a merger agreement. The agreement between the two companies provides that shareholders of API Electronics are to receive ten (10) shares of Rubincon Ventures for every one (1) share of API. It is further proposed that the new entity created by this merger will be known as API Nanotronics Corp., as this name best exemplifies the business of the combined companies.

Phillip DeZwirek, Chairman and Chief Executive Officer of API Electronics Group stated that, "We are thrilled with this opportunity to combine with Rubincon, which will not only give API access to capital, but will also open up new doors for API in the area of nanotechnology. The new Company will benefit from the expertise of world renowned nanotechnology scientist, Professor Martin Moskovits, an advisor to Rubincon, who will be identifying potential nanotechnology investments and acquisition opportunities. Nanotechnology will allow the Company to build better, stronger, more durable components more efficiently. Not only will API Nanotronics be well positioned to identify nanotechnology opportunities, but also by leveraging API's existing sales and distribution channels, API will be able to bring nanotechnology products to market at an accelerated pace. This merger should expand our product portfolio by opening multiple new market opportunities in the defense, aerospace and telecommunications industries for new nanotechnology electronic applications."

API management will manage the combined company and the board of directors will be controlled by API nominees. The completion of the transaction, which is subject to the approval of the shareholders of both companies and the completion of required documentation, is anticipated to move ahead rapidly with exact dates to be disclosed as soon as relevant information becomes available.

It should be noted that both Jason DeZwirek and Phillip DeZwirek, the principal shareholders of API, have agreed to vote in favor of the proposed transaction.

ABOUT API ELECTRONICS

API Electronics Group Corp., through its wholly owned subsidiaries API Electronics Inc., Filtran Group and TM Systems, is engaged in the manufacture of electronic components and systems for the defense and communications industries. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin and numerous other top technology-based firms around the world, API regularly ships off-the-shelf and custom designed products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, Connecticut and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Electronics trades on the OTC Bulletin Board under the symbol AEGCF. For further information about Filtran Group and API Electronics, please visit the company websites at www.filtran.com and www.apielectronics.com.

FOR FURTHER INFORMATION ON THE PROPOSED TRANSACTION CONTACT:
Bakerview Investor Relations, Inc. at 1-800-961-7228

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in API's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.